Exhibit 4.11

PROMISSORY NOTE SECOND EXTENSION AGREEMENT

$100,000.00	April 30, 2018

This Promissory Note Extension Agreement, hereinafter referred to as “Extension Agreement,” entered into this Thirtieth day of April, 2018, by and between DERMAdoctor, LLC, a Missouri entity (“Maker”), and Papillon Partners, Inc., a Missouri corporation, or its successors or assigns (“Holder”),

WHEREAS, Maker and Holder have entered into a Promissory Note date November 9, 2017 for the amount of One Hundred Thousand Dollars ($100,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that is ninety (90) days from the original date of the Note.

WHEREAS, Maker and Holder have entered into an Extension Agreement date February 6, 2018 for the amount of One Hundred Thousand Dollars ($100,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that is one hundred eighty (180) days from the original date of the Note.

WHEREAS, Maker and Holder desire to enter into this Second Extension Agreement in order to extend the date when all the outstanding principal and accrued and unpaid interest is due and payable to two hundred sixty two (262) days from the original date of the Note.

NOW, THEREFORE, it is duly agreed by both Maker and Holder to extend the due date of the Note to July 29, 2018

All other provisions of the original Note shall prevail unless otherwise written.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Maker and Holder have duly executed this Extension Agreement, extending the due date of the Note as of the day and year first written above.

MAKER:

DERMAdoctor, LLC

By:	/s/ Jeff Kunin
Name:	Jeff Kunin
Title:	Chief Executive Officer

HOLDER:

PAPILLON PARTNERS, INC.

By:	/s/ Audrey Kunin
Name:	Audrey Kunin
Title:	President